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October 8, 1998                                                       Exhibit 99
Gail B. Whitcomb
614-876-3276
gwhitcomb@redroof.com


FOR IMMEDIATE RELEASE


            RED ROOF INNS, INC. APPOINTS NEW CHIEF FINANCIAL OFFICER

         COLUMBUS, Ohio - Red Roof Inns, Inc. (NYSE:RRI) today announced the appointment of David L. Rea, 38, to the position of executive vice president, chief financial officer and treasurer replacing David N. Chichester who resigned to pursue other interests. Mr. Chichester has also resigned as a member of the company's Board of Directors. The board vacancy will not be filled at this time. Mr. Chichester will serve as a consultant to the company through the end of 1998.

         Mr. Rea, who until this promotion served as the company's senior vice president -treasurer, joined the company in 1996. He will be responsible for all of the financial functions of the company.

         Rea joined Red Roof Inns from DeBartolo Properties Management, Inc. where he was vice president, finance. Prior to DeBartolo, Rea held management positions with T. Rowe Price Associates, serving most recently as vice president responsible for public real estate and private equity investments. He graduated in 1982 with a bachelor of arts degree from Colgate University and earned a master's of business administration from The Amos Tuck School of Business Administration at Dartmouth College in 1986. Rea is a Chartered Financial Analyst.

         Red Roof Inns, Inc. (NYSE:RRI) is one of the leading economy lodging chains in the U.S. With more than 270 properties and over 32,000 rooms in 36 states and the District of Columbia, Red Roof Inns offers business and leisure travelers exceptional value in price, quality and convenience. With one of the highest system-wide occupancy rates in the industry, Red Roof Inns is expanding its operations through franchising, strategic partnerships and developing company-owned Inns in unique, high-visibility areas.

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Editor's Note: Picture of David Rea available. Call Mari Jazyk at 614-876-3234